CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated August 29, 2013 on the financial statements and financial highlights of the Catalyst Strategic Insider Fund, Catalyst Insider Buying Fund, Catalyst Insider Long/Short Fund, Catalyst/MAP Global Total Return Income Fund, Catalyst/MAP Global Capital Appreciation Fund, Catalyst/Lyons Hedged Premium Return Fund, Catalyst/Lyons Tactical Allocation Fund, and Catalyst/CP Core Equity Fund, each a series of shares of beneficial interest of Mutual Fund Series Trust.  Such financial statements and financial highlights appear in the June 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 3, 2014